EXHIBIT 16

July 24, 1998
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read Item 4 of Form 8-K dated July 21, 1998 of Starcraft Corporation and are in agreement with the statements contained in the first, second and third paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


                                             /s/ Ernst & Young LLP